Exhibit 21.1
List of Subsidiaries as of March 31, 2014

Name of Subsidiary	Country of Incorporation
KEMET Electronics Corporation	United States (Delaware)
KEMET Blue Powder Corporation	United States (Nevada)
KEMET Foil Manufacturing, LLC	United States (Delaware)
KEMET Services Corporation	United States (Delaware)
KRC Trade Corporation	United States (Delaware)
The Forest Electric Company	United States (Illinois)
KEMET Electronics Bulgaria EAD	Bulgaria
KEMET Electronics Services EOOD	Bulgaria
KEMET Electronics Oy	Finland
KEMET Electronics SAS	France
KEMET Electronics GmbH	Germany
KEMET Electronics Asia Limited	Hong Kong
KEMET Electronics Greater China Limited	Hong Kong
P.T. KEMET Electronics Indonesia	Indonesia
KEMET Electronics Italia S.r.l.	Italy
KEMET Electronics S.p.A.	Italy
KEMET Electronics Japan Co., Ltd.	Japan
NEC TOKIN Corporation	Japan
KEMET Electronics Macedonia DOOEL Skopje	Macedonia
KEMET Electronics (Malaysia) Sdn. Bhd.	Malaysia
KEMET de Mexico, S.A. de C.V.	Mexico
KEMET Electronics (Suzhou) Co., Ltd.	People’s Republic of China
Shanghai Arcotronics Components & Machineries Co., Ltd.	People’s Republic of China
KEMET Electronics Portugal, S.A.	Portugal
Evox Rifa Pte Ltd.	Singapore
KEMET Electronics Asia Pacific Pte Ltd.	Singapore
KEMET Electronics Marketing (S) Pte Ltd.	Singapore
Seoryong Singapore Pte. Ltd.	Singapore
KEMET Electronics AB	Sweden
KEMET Electronics, S.A.	Switzerland
KEMET Electronics Limited	United Kingdom